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                                                                          EX-4.1


                                  Amendment to The
                            Harrah's Entertainment, Inc.
                               1990 Stock Option Plan
                            ----------------------------


     Harrah's Entertainment, Inc. (the "Company") hereby adopts this Amendment to The Harrah's Entertainment, Inc. 1990 Stock Option Plan (the "Plan"), subject to stockholder approval of paragraphs 2 and 3 of this Amendment which approval is expected to occur on May 1, 1998.

     1. Subject to Section N(6), the first sentence of Section B.3. of the Plan is amended to read as follows:

          "The Committee shall have further discretion at any time and from time to time to accelerate the date or dates when outstanding options become exercisable and to decrease the option price of outstanding options, PROVIDED, HOWEVER, with respect to the 3,500,000 shares authorized under the Plan pursuant to the Plan amendment adopted by the Board on February 26, 1998, the Committee shall not, without the further approval of the stockholders of the Company by a majority of votes cast: (a) authorize the amendment of any outstanding option to reduce its exercise price or (b) authorize the cancellation of options and the replacement thereof with option grants having a lower exercise price; it being understood that nothing herein shall restrict or prohibit adjustments in options (including a price adjustment) pursuant to the provisions of Section N of the Plan which deals with adjustments in the event of certain corporate events as described in Section N.

     2. Section D.2. of the Plan is amended by adding the following sentence after the second sentence: "Effective May 1, 1998, the number of authorized shares which may be issued pursuant to the options and stock appreciation rights granted by the Committee under the Plan is increased by an additional 3,500,000 shares."

     3. Section U of the Plan is amended by adding the following proviso at the end thereof:


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          "Provided, however, that with respect to the grant of non-qualified options utilizing any authorized shares under this Plan and with respect to the additional 3,500,000 shares authorized under the Plan pursuant to the Plan amendment adopted by the Board on February 26, 1998, in no event may any option or stock appreciation rights be granted under this Plan with respect to any such shares after February 25, 2008."

     This Amendment was duly adopted by the Board of Directors of the Company on February 26, 1998.


                                        /s/  Rebecca W. Ballou
                                        -----------------------------------
                                        Rebecca W. Ballou
                                        Secretary


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